Exhibit 99.1

Altair Nanotechnologies Reports First Quarter 2013 Financial Results

Reno, NV (Marketwire – May 15, 2013) – Altair Nanotechnologies, Inc. (“Altair”) (NASDAQ: ALTI), today reported financial results for the first quarter ended March 31, 2013.

Altair reported revenues of $1.9 million for the first quarter compared to $0.3 million for the same period in 2012.  The gross loss was $0.3 million due to inventory cost adjustments and the launching of new electric grid products.

Operating expenses were $3.2 million for the first quarter, a $1.6 million decrease from $4.8 million for the same period in 2012.  Planned reductions were achieved and accounted for the decrease of $1.6 million in the research and development, sales and marketing, and general and administrative departments.

The net loss for the first quarter of 2013 was $3.4 million ($0.29 per share) compared to a net loss of $4.9 million ($0.42 per share) for the same period in 2012.

“Our goal in 2012 was to advance our commercialization efforts, reduce cost and position the company for growth,” stated Alexander Lee, Altair’s Chief Executive Officer. “Thus far in 2013, we can tangibly point to our achievements in each of these areas. We delivered a number of systems to our customers, who are impressed with our team and our products. We reduced our operating expenses this past quarter by 33% as compared to the same period last year. Moreover, we achieved this milestone, while we were ramping up our China operations. We have approximately 30 employees in China, and have made significant progress on the construction of our new manufacturing and assembly facilities. With respect to the critical issue of revenue, we recognized $1.9 million in revenue this quarter, and now have $7.1 million in deferred revenue. Lastly, when we add in the revenue that we expect to earn from our current customer base, which includes the Hawaii Natural Energy Institute, Proterra and the City of Wu’an, it quickly becomes clear why 2013 will be a pivotal year for Altair.”

Highlights for the quarter ended March 31, 2013 and subsequent events include:

●

In May 2013, Northern Altair Nanotechnologies Co., Ltd. (“Northern Altair”) bid for, and is expecting to acquire, a conditional 50-year land use right with respect to approximately 40.43 acres of industrial land in Wu’an, China with an acquisition price of approximately $8.5 million, which includes various land transfer taxes and fees that are equal to approximately $1.2 million. In turn, we expect to receive cash incentives as part of our economic development deal, which shall be equal to our acquisition price. A deposit of $4.8 million was made on May 10, 2013, the closing date is expected to be in late May 2013 and the balance due at closing is expected to be approximately $3.7 million.

●	In March 2013, the Company engaged in additional cost reduction measures, which will result in an estimated $200,000 decrease in our monthly operating expenses when fully implemented.

●	In April 2013, we began to decommission our nano lithium titanate manufacturing equipment in Reno in order to prepare it for shipment to Northern Altair in mid-May 2013.

●

In April 2013, Northern Altair transferred $1.5 million as a fifty percent pre-payment for the transfer of Altair’s nano lithium titanate materials and equipment to Northern Altair. An additional $0.9 million was transferred in March 2013, and the balance due of $0.6 million is expected to be paid in June 2013.

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

●

In April 2013, Altair’s subsidiary in China, received $1.9 million in near term cash incentives from the City of Wu’an, China. The total cash incentives received to date from Wu’an under our economic development deal is $13.7 million.

●	In February 2013, Altair installed and commissioned a 1.2 megawatt ALTI ESS Advantagetm for Vestas Wind Systems in Denmark. This system is being used for the integration of wind power.

●

In February 2013, we commenced shipments of our nano lithium titanate battery modules to Proterra, a leading manufacturer of all-electric transit buses. Under our May 2012 contract with Proterra, Altair is expected to deliver a minimum of $3.2 million of modules through the end of the year.

●

In January 2013, Altair commissioned a 1.8 megawatt ALTI ESS System to Energy Storage Holdings in New Jersey. This system has entered into commercial operation, and is generating revenue through the sale of ancillary grid services.

●

In January 2013, the Hawaii Natural Energy Institute purchased its third energy storage system. They ordered our new 2 megawatt ALTI-ESS Advantagetm, and we are working with them to schedule the installation of this system in either late-2013 or early-2014.

●

In January 2013, Northern Altair commenced the construction of its nano lithium titanate manufacturing and energy storage assembly facilities in Wu’an, China. Northern Altair expects to complete the construction of these facilities in the third quarter of this year.

●

In October 2012, the Company entered into a contract with TSK Solar, a leading energy EPC contractor and engineering firm, to supply a 2 MW ALTI ESS Advantagetm system that will be installed at the San Fermin 26 MW photovoltaic solar farm in Loiza, Puerto Rico. The system was shipped and installed in December 2012, but will be commissioned in June 2013 upon the expected completion of the solar farm. To date, Altair has received $1.5 million in payments for this project.

●

Altair continues to have discussions with large transportation and industrial customers in the U.S, Europe and Asia, who are interested in using our battery systems in a variety of applications where the high-power attributes of our battery are a key consideration. Several customers are now testing our application kits, modules and Power Rack systems for various commercial applications.

●

In February 2011, we signed an $18 million contract with Inversiones Energéticas, S.A. de C.V. (“INE”) for the supply and installation of a 10 megawatt ALTI-ESS advanced battery system in El Salvador.  In October 2012, INE conducted a technical review for the use of energy storage with the Unidad de Transacciones (“UT”), which is the regulatory body that oversees the transmission market in El Salvador. Nevertheless, the UT continues to review certain commercial issues related to INE’s planned use of energy storage on the El Salvadoran grid, and as a result, INE has not yet issued Altair with a formal notice to proceed. We continue to support INE in its discussions with the UT.

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Altair’s cash and cash equivalents decreased by $1.4 million, from $12.4 million at December 31, 2012 to $10.9 million at March 31, 2013. The net decrease of $1.4 million resulted from the net loss of $3.4 million, mainly offset by a reduction in deferred contract expenses of $1.7 million due completing two projects. Changes to cash included receipts related to closing two projects during the quarter for our ALT-ESS Advantagetm product. The closed projects included a completed contract with Vestas Wind Systems A/S and a leased system to Energy Storage Systems, LLC. Altair received $2.7 million in customer receipts during the quarter ended March 31, 2013.

Revenues increased by $1.6 million, from approximately $0.3 million during the quarter ended March 31, 2012 to approximately $1.9 million during the quarter ended March 31, 2013, primarily a result of revenue recognized for the sale of one ALTI ESS Advantagetm system sold to Vestas Wind Systems A/S.

“Our Company’s mission remains the same for 2013,” stated Mr. Lee. “We remain focused on the need to improve the overall financial performance. We implemented additional cost reduction measures this past quarter that should further reduce our monthly operating expenses by approximately $200,000 when fully implemented. Our overall cash position, including restricted and long-term restricted classifications, currently stands at $28.8 million. We fully appreciate the need to drive our revenue growth. And, as we continue to grow and expand into new markets, we believe we will have access to the necessary capital to fund our continued growth.”

First Quarter 2013 Conference Call

Altair will hold a conference call to discuss its first quarter 2013 results on Wednesday, May 15, 2013 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

Post call, a phone-based audio replay will be available from 2:00 p.m. EDT, Wednesday, May 15, 2013 until Midnight EDT, May 22, 2013. It can be accessed by dialing +1 404-537-3406 and entering the conference number 64741586. Additionally, the conference call and replay will be available online, and can be accessed by visiting Altair's web site, www.altairnano.com.

About Altair Nanotechnologies Inc.

Altair is a leading provider of high-power, energy storage systems for the electric grid, industrial equipment and transportation markets. The company's lithium titanate technology is built on a proprietary nano-scale processing technology that creates high-power, rapid-charging battery systems with industry-leading performance and cycle life. Altair is headquartered in Reno, Nevada and maintains operations in Anderson, Indiana; Zhuhai, China; and Wu'an, China. For additional information, please visit: www.altairnano.com.

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Forward-Looking Statements

This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that our revenue will not increase for various reasons, including our failure to close on expected orders or INE’s failure to obtain required approvals; that our land use rights may be worth significantly less than the appraised or recorded value, particularly in light of the risk of forfeiture and the requirement that we make a substantial investment related to the property prior to pledging or selling the land use rights; that the Company will run into regulatory, finance or other obstacles as it attempts to expand its operations into China or other countries; that the company will be unable to close sales due to its pricing; the characteristics of its products, competing energy storage systems or alternatives to energy storage systems; that the Company will be unable to expand production capacity (or contract with its suppliers to expand their capacity) in order to meet the demand of product orders, particularly with respect to products like electric vehicles which the Company does not itself manufacture and will have to source from third parties; that the Company will not experience expected costs savings as a result of its expansion into China and that the Company will not experience an increase in sales volume or, even if it experiences such an increase, that the Company will experience low (or negative) gross margins and not operate profitably in China and generally. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

For Additional Information:

Investors

Tony Luo

tluo@altairnano.com

775.858.3726

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States Dollars, except shares)

	(Unaudited)
	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$10,925	$12,372
Restricted cash	8,035	6,245
Accounts receivable, net	715	1,498
Product inventories, net	6,156	7,416
Prepaid expenses and other assets	882	937
Deferred contract costs	2,799	4,532
Other assets, related party	1,764	1,754
Total current assets	31,276	34,754

Restricted cash	9,821	11,803
Property, plant and equipment, net	5,553	4,076
Property, plant and equipment, net held and not used	1,811	1,857
Patents, net	255	274
Land use right, net	13,636	13,625

Total Assets	$62,352	$66,389

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Trade accounts payable	$1,665	$2,599
Accrued salaries and benefits	520	632
Accrued warranty	506	418
Accrued liabilities	360	384
Deferred revenues	7,142	7,218
Warrant liabilities	220	90
Note payable, current	6,680	6,680
Capital lease obligation	6	5
Total current liabilities	17,099	18,026

Deferred income	11,870	11,803
Capital lease obligation, less current portion	3	4

Total Liabilities	28,972	29,833

Commitments and Contingencies

Stockholders' equity
Common stock, $.001 par value, 200,000,000 shares authorized; 11,590,067 shares issued and outstanding at March 31, 2013 and December 31, 2012	246,667	246,667
Additional paid in capital	12,468	12,410
Accumulated deficit	(225,824)	(222,409)
Accumulated other comprehensive income (loss)	69	(112)
Total stockholders' equity	33,380	36,556

Total Liabilities and Stockholders' Equity	$62,352	$66,389

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of United States Dollars, except shares and per share amounts)

	(Unaudited)
	March 31,	March 31,
	2013	2012
Revenues
Product sales	$1,794	$197
License fees	60	60
Total revenues	1,854	257

Cost of goods sold
Product	2,167	420
Total cost of goods sold	2,167	420

Gross loss	(313)	(163)

Operating expenses
Research and development	1,288	1,833
Sales and marketing	435	920
General and administrative	1,199	1,749
Depreciation and amortization	294	269
Total operating expenses	3,216	4,771
Loss from operations	(3,529)	(4,934)

Other (expense) income
Interest income (expense), net	241	(2)
Change in market value of warrants	(130)	77
Gain on foreign exchange	3
Total other income, net	114	75
Net loss	$(3,415)	$(4,859)

Loss per common share - basic and diluted	(0.29)	(0.42)

Weighted average shares - basic and diluted	11,590,067	11,590,067